Exhibit 99.1

Investor Relations:  (602) 264-1375

SOUTHERN COPPER CORPORATION PRICES $2.0 BILLION UNSECURED NOTES

Phoenix, April 21, 2015 - Southern Copper Corporation (NYSE and LSE: SCCO) (the “Company”) announces that on April 20, 2015, it priced US$2.0 billion aggregate principal amount of notes, consisting of US$500 million aggregate principal amount of 3.875% Notes due 2025 and US$1.5 billion aggregate principal amount of 5.875% Notes due 2045, in an underwritten, registered public offering.  The transaction is expected to close on or about April 23, 2015, subject to customary closing conditions. These notes will be general unsecured obligations of the Company and will rank equally with all of its existing and future unsecured and unsubordinated debt.

The Company intends to use the net proceeds from this offering for general corporate purposes, including the financing of the Company’s capital expenditure program.

Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC acted as joint lead managers and joint bookrunners for the offering and HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC acted as joint bookrunners for the offering.

The offering is being made pursuant to an effective shelf registration statement, and only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037; Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Investment Banking Division, telephone: 1-866-718-1649 or by facsimile: 212-507-8999; HSBC Securities (USA) Inc., toll-free at 1-866-811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322; or UBS Securities LLC, toll-free at 1-888-827-7275. Alternatively, you may get these documents for free by visiting EDGAR on the website of the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov/. Before you invest in the notes, you should read the prospectus supplement, the accompanying prospectus in the registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering.

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 86.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.

The remaining 13.9% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.

This press release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding the notes offering, the terms thereof and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include general market conditions and other factors discussed in the Company’s Form 10-K for the period ended December 31, 2014, and the Company’s other filings with the SEC.